Exhibit 5.1

July 22, 2026

Monopar Therapeutics Inc.

1000 Skokie Blvd., Suite 350

Wilmette, Illinois 60091

Re:  Post-Effective Amendment No. 1 to Registration Statements on Form S-8

To the addressee set forth above:

We have acted as counsel to Monopar Therapeutics Inc., a Delaware corporation (the “Company”), in connection with its filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statements on Form S-8 (File Nos. 333-235790, 333-250046, 333-266828, and 333-286244) (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to the Rollover Shares (as defined below) authorized for issuance under the 2026 Plan (as defined below).

On June 22, 2026 (the “Effective Date”), the Company shareholders approved the Company’s 2026 Stock Incentive Plan (the “2026 Plan”). The total number of shares of Common Stock, $0.001 par value (the “Common Stock”) authorized for issuance under the 2026 Plan includes (i) up to 600,000 share of Common Stock (registered concurrently on a new Registration Statement on Form S-8), and (ii) shares of Common Stock that remain available under the Company’s 2016 Stock Incentive Plan (the “2016 Plan”) as of the Effective Date, and (iii) shares of Common Stock underlying any equity awards previously granted under the 2016 Plan as of the Effective Date that, on or after the Effective Date, are forfeited, terminated, expire or lapse without being exercised, or are settled for cash to the extent provided by the 2026 Plan (collectively, the shares of Common Stock described in clauses (ii) and (iii) above, the “Rollover Shares”). On and after the Effective Date, the Rollover Shares may be issued under the 2026 Plan.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications stated herein, it is our opinion that, as of the date hereof, subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Rollover Shares, and when the Rollover Shares have been issued by the Company in the circumstances contemplated by the Plan for legal consideration in excess of par value, the issuance of the Rollover Shares will have been duly authorized by all necessary corporate action of the Company, and the Rollover Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statements and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker & Hostetler LLP